Exhibit 4.4

AMENDMENT NO. 1 TO
RIGHTS AGREEMENT

This Amendment No. 1, effective as of December 1, 2012 (this “Amendment 1”), amends the Rights Agreement, dated as of July 5, 2012 (the “Rights Agreement”), between Christopher & Banks Corporation (the “Company”), and Wells Fargo Bank, National Association (“Wells Fargo”).  Capitalized terms used herein but not defined herein shall have their defined meanings set forth in the Rights Agreement.

WHEREAS, effective the close of business November 30, 2012, the Company is removing Wells Fargo as the Rights Agent under the Rights Agreement pursuant to Section 21 of the Rights Agreement, and hereby desires to appoint Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”) as the successor Rights Agent; and

WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.                                      Broadridge is hereby appointed as the Rights Agent under the Rights Agreement, and shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent.  All references in the Rights Agreement to Wells Fargo Bank, National Association as Rights Agent shall be deemed to refer instead to Broadridge Corporate Issuer Solutions, Inc. as Rights Agent.

2.                                      Section 26 of the Rights Agreement is hereby amended to replace the address of the Rights Agent for notices with the following:

Broadridge Corporate Issuer Solutions, Inc.

1717 Arch Street

Suite 1300

Philadelphia, PA 19103

Attention:  Corporate Actions Department

With a copy to:

Broadridge Financial Solutions, Inc.

2 Journal Square Plaza

Jersey City, NJ 07306

Attention:  General Counsel

3.                                      Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

4.                                      This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America, applicable to contracts made and to be performed entirely within such State, without regard to conflict-of-law principles.

5.                                      This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

Christopher & Banks Corporation

Attest:

/s/ Sandra L. Miller	By:	/s/ Luke R. Komarek
Name: Sandra L. Miller	Name:	Luke R. Komarek
Title: Legal Executive Assistant	Title:	Senior Vice President, General Counsel

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., as Rights Agent

Attest:

/s/ John P. Dunn	By:	/s/ James O’Regan
Name: John P. Dunn	Name:	James O’Regan
Title: Vice President	Title:	Vice President